EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that Amendment No. 6 to the Schedule 13G, dated as of February 16, 2021, with respect to the Common Stock of Karyopharm Therapeutics Inc. is, and any amendments thereto, any Schedule 13D with respect to such Common Stock, and any amendments thereto, signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934.

Dated: February 16, 2021	Chione Ltd., by /s/ Simon Prisk,
as attorney-in-fact

Marcin Czernik, by /s/ Simon Prisk,
as attorney-in-fact

Andreas Hadjimichael, by /s/ Simon Prisk,
as attorney-in-fact

George Hadjimichael, by /s/ Simon Prisk,
as attorney-in- fact

Anastasios Nikolaou, by /s/ Simon Prisk,
as attorney-in- fact

Wiaczeslaw Smolokowski, by /s/ Simon Prisk,
as attorney-in-fact